UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (636) 474-5000 (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Annual Incentive Awards.  On February 21, 2011, the Committee authorized the payment of annual cash incentive awards (i.e., annual bonuses) to each of the Company’s executive officers in respect of the year ended December 31, 2010 (other than for Ahmad Chatila, President and Chief Executive Officer, whose annual incentive award was authorized on February 22, 2011).  The annual incentive awards were made pursuant to the MEMC Cash Incentive Plan Covering Executive Officers and 2010 Annual Incentive Plan.  Pursuant to the plan, each executive officer has a threshold, target and maximum bonus amount based on a percentage of annual salary.  Receipt of those bonus amounts are based on achievement of quantified metrics for both individual performance and Company performance.  The following table illustrates the awards to the executive officers that were named in the Company’s proxy statement for the Company’s 2010 Annual Meeting (the “Named Executive Officers”), in the amounts indicated below:

Name and Position	Threshold Annual Incentive Award	Target Annual Incentive Award	Maximum Annual Incentive Award	Actual Annual Incentive Award	Actual Annual Incentive Award as a Percentage of Target Award	Actual Annual Incentive Award as a Percentage of Maximum Award

Ahmad Chatila, President and Chief Executive Officer	$500,000	$750,000	$1,500,000	$558,000	74%	37%

Tim Oliver, Former Chief Financial Officer	$112,500	$225,000	$450,000	$153,000	68%	34%

Ken Hannah, Executive Vice President; President – Solar Materials	$174,400	$348,750	$697,500	$329,200	94%	47%

Shaker Sadasivam, Executive Vice President and President, Semiconductor Materials	$152,000	$300,000	$600,000	$244,200	81%	41%

Carlos Domenech, Executive Vice President and President, SunEdison	$152,000	$300,000	$600,000	$283,200	94%	47%

Sean Hunkler, Senior Vice President, Customer Advocacy	$85,325	$170,600	$341,300	$156,600	92%	46%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: February 25, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary